Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-112325 of Treaty Oak Bancorp, Inc. on Form S-8 of our report, dated December 3, 2004, appearing in this Annual Report on Form 10-KSB of Treaty Oak Bancorp, Inc. for the year ended September 30, 2004.

/s/ McGladrey & Pullen, LLP
McGladrey & Pullen, LLP

Dallas, Texas

December 28, 2004